Exhibit (a)(33)

AB CAP FUND, INC.

ARTICLES OF AMENDMENT

AB Cap Fund, Inc., a Maryland corporation (hereinafter called the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to change the name of a series of Common Stock of the Corporation as follows:

Current Name	Amended Name
AB Concentrated International Growth Portfolio Class A Common Stock Class C Common Stock Advisor Class Common Stock	AB International Growth Portfolio Class A Common Stock Class C Common Stock Advisor Class Common Stock

SECOND: The amendment to the charter of the Corporation as herein set forth was approved by a majority of the entire Board of Directors of the Corporation. The charter amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD: This amendment to the charter of the Corporation will be effective on January 9, 2026, as permitted by Section 2-610.1 of the Maryland General Corporation Law.

IN WITNESS WHEREOF, AB Cap Fund, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by Onur Erzan, President of the Corporation, and attested by Nancy E. Hay, the Secretary of the Corporation, this 5th day of November 2025. The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects, and that this statement is made under penalties for perjury.

AB CAP FUND, INC.

By: /s/ Onur Erzan
Onur Erzan
President

ATTEST:

/s/ Nancy E. Hay
Nancy E. Hay
Secretary